Exhibit 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2009 Second Quarter Results

ALPHARETTA, GEORGIA – August 10, 2009 – Neenah Paper, Inc. (NYSE:NP) today reported a loss from continuing operations for second quarter 2009 of $8.6 million, or $0.58 per diluted common share. Results included restructuring charges (net of tax) of $11.6 million, or $0.79 per share, for the previously announced closure of the company’s fine paper mill in Ripon, California. Income from continuing operations in the second quarter of 2008 was $6.2 million, or $0.42 per diluted common share, and included a gain (net of tax) of $1.8 million, or $0.12 per share, from the sale of the Urbana mill.

Net of unusual items, adjusted income from continuing operations in the second quarter of 2009 was $3.0 million, or $0.21 per diluted common per share, and compared to a net loss $0.7 million, or $0.05 per share in the first quarter of 2009 and adjusted income of $4.4 million, or $0.30 per share in the second quarter of 2008.

Consolidated net sales of $135.2 million in the second quarter of 2009 compared with $134.1 million in the first quarter of 2009 and $194.5 million in the second quarter of 2008. Adjusted operating income, which excludes mill closure costs and gains on asset sales, was $7.5 million in the second quarter of 2009; up from $4.9 million in the first quarter of 2009 but below $11.3 million in the second quarter of 2008.

Adjusted income is a non-GAAP measure and is reconciled to GAAP later in this release.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer, said “The sequential improvement in quarterly operating results shows the success of our teams in significantly reducing costs and generating cash in the current economic environment. Technical Products improved notably in the quarter with lower costs and firming sales in some markets, and the May closure of the Ripon mill immediately improved our margins and cost structure for Fine Paper. Strong cash flow generation this year has allowed us to reduce net debt by almost $30 million and sustain an attractive dividend. Our focus and actions will remain on improving margins and delivering cash flow in today’s challenging economic times. These actions will yield further benefits as conditions improve.”

Quarterly Segment and Other Financial Results

Fine Paper second quarter 2009 net sales of $61.3 million compared to $84.5 million in 2008. Decreased sales in 2009 were due to lower volumes as a result of continued weak market demand for premium writing, text and cover papers. The 2009 second quarter operating loss of $10.0 million, including $19 million of costs for the Ripon mill closure and other restructuring activities, compared to income of $11.7 million in 2008, including approximately $3 million of gains on asset sales. Excluding these unusual items, operating income of approximately $9 million in 2009 was equal to prior year despite the lower sales level in 2009. Benefits from lower input prices, cost savings and improved operational efficiencies, and higher net realized pricing offset the impact of lower volumes and reduced operating schedules in 2009.

Technical Products net sales of $73.9 million in the second quarter of 2009 compared to $110.0 million in the second quarter of 2008. The decline resulted primarily from lower volumes due to weaker market demand in most markets and associated destocking by customers, as well as currency translation resulting from a weaker Euro in 2009. Operating income was $3.3 million in the second quarter of 2009 and compared to $6.0 million in the same period in 2008.  The impact of lower volumes and reduced operating schedules in 2009 was only partly offset by benefits from lower input prices, cost savings and improved operational efficiencies, and higher net realized pricing.

Consolidated selling, general and administrative (SG&A) expense of $16.6 million in the second quarter 2009 was below the prior year level of $17.6 million primarily due to cost reduction initiatives implemented in 2009.  Unallocated corporate expense was $3.8 million in the second quarter of 2009 and $3.5 million in the second quarter of 2008.

Net interest expense of $5.3 million in the second quarter of 2009 compared to $6.1 million in the prior year. The lower interest expense in 2009 was the result of reduced debt levels, as well as a decline in interest rates.  The effective tax rate for the second quarter of 2009 increased primarily as a result of the Ripon mill closure and associated restructuring charges. The rate in the current period was 46 percent and compared with a rate of 23 percent in the second quarter of 2008.

Cash flow from operations in the second quarter of 2009 was $5.8 million, after deducting cash payments of over $6 million related to the Ripon mill closure and other restructuring costs. Also in the current quarter, capital spending was $1.4 million. In the second quarter of 2008, cash from operations was $11.1 million and capital spending was $10.7 million. Free cash flow (cash from operations less capital spending) of $4.4 million in 2009 increased from $0.4 million in 2008 as a result of lower capital expenditures in 2009. Free cash flow continues to be used to reduce debt, which was $338 million at June 30, 2009, down from $341 million at March 31, 2009 and $365 million at December 31, 2008.

Year to Date

Year to date net sales of $269.3 million in 2009 compared with sales of $400.1 million in 2008. Sales in both Fine Paper and Technical Products were lower in 2009 due to reduced volumes resulting from the global economic downturn and resulting weaker market demand.

Operating losses of $5.6 million in 2009 compared to income of $32.1 million in 2008. Losses in 2009 included $18.0 million for restructuring charges associated with the May shutdown of the Ripon mill. Earnings per diluted common share were a loss of $0.63 in 2009 and income of $0.99 in 2008. Excluding restructuring and tax effects in 2009 and gains on asset sales in 2008, adjusted earnings of $0.16 in 2009 compared to earnings of $0.87 in 2008. Lower income in 2009 resulted from reductions in volumes and operating schedules that were only partly offset by lower input prices, cost reduction initiatives and higher net realized selling prices.

Year to date cash from operations was $35.2 million in 2009 and $0.7 million for the same period of 2008. Year to date capital spending of $4.2 million in 2009 compared to $17.8 million in the prior year. Higher net cash flows in 2009 resulted from decreases in working capital, including a $10.9 million tax refund in the first quarter, and lower capital spending.

A reconciliation of adjusted income to GAAP income for the three and six month periods ending June 30 are shown below:

	Second Quarter		Year to Date
Continuing Operations	2009	2008	2009	2008
GAAP Operating Income(Loss)	$(10.5)	$14.2	$(5.6)	$32.1
Restructuring Charges	18.0	—	18.0	—
Gain on Sale of Assets	—	(2.9)	—	(2.9)
Adjusted Operating Income	$7.5	$11.3	$12.4	$29.2

GAAP Net Income (Loss)	$(8.6)	$6.2	$(9.3)	$14.7
Restructuring Charges, net of tax	11.6	—	11.6	—
Gain on Sale of Assets, net of tax	—	(1.8)	—	(1.8)
Adjusted Net Income	$3.0	$4.4	$2.3	$12.9

GAAP Diluted Earnings (Loss) per Share	$(0.58)	$0.42	$(0.63)	$0.99
Restructuring Charges, net of tax	0.79	—	0.79	—
Gain on Sale of Assets	—	(0.12)	—	(0.12)
Adjusted Diluted Earnings per Share	$0.21	$0.30	$0.16	$0.87
Diluted Shares	14,652	14,707	14,651	14,839

Discontinued Operations

Discontinued operations include results from the Company’s divested pulp mills and its remaining timberlands operation. A net loss of $0.1 million in the second quarter of 2009 compared to a loss of $30.6 million in the second quarter of 2008.  The loss in 2008 included an after-tax charge of $27.1 million primarily to recognize deferred pension costs for Pictou operations concurrent with the sale of the mill in June 2008.

Year to date net income from discontinued operations of $0.0 million compared to a loss of $112.0 million in 2008. Prior year results included after-tax charges of $108.7 million to write down assets and recognize other charges related to the sale of the Pictou mill.

Conference Call

Neenah Paper will hold a webcast to discuss second quarter earnings and other matters of interest at 11 a.m. Eastern daylight time on Tuesday, August 11. Stockholders and other interested parties are invited to either listen live to the webcast or participate directly in the call by following the instructions noted in the company’s web site

(www.neenah.com). A taped audio replay of the call will be available on the site beginning approximately two hours after the call and lasting through August 28, 2009.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) worldwide economic conditions, which have deteriorated significantly in the U.S., Germany and many other countries and regions, (ii) significant capital and credit market volatility and deterioration, (iii) U.S. dollar/Euro and other exchange rates, (iv) changes in prices for pulp, energy, latex and other raw materials, (v) the cost or availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net Sales	$135.2	$194.5	$269.3	$400.1
Cost of products sold	111.0	165.6	224.6	337.0
Gross Profit	24.2	28.9	44.7	63.1
Selling, general and administrative expenses	16.6	17.6	32.9	38.8
Other (income) expense - net	0.1	(2.9)	(0.6)	(7.8)
Restructuring costs	18.0	—	18.0	—
Operating Income (loss)	(10.5)	14.2	(5.6)	32.1
Interest expense-net	5.3	6.1	11.0	12.3
Income (loss) From Continuing Operations Before Income Taxes	(15.8)	8.1	(16.6)	19.8
Provision (benefit) for income taxes	(7.2)	1.9	(7.3)	5.1
Income (loss) From Continuing Operations	(8.6)	6.2	(9.3)	14.7
Loss From Discontinued Operations, net of income taxes	(0.1)	(30.6)	—	(112.0)
Net Loss	$(8.7)	$(24.4)	$(9.3)	$(97.3)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$(0.58)	$0.43	$(0.63)	$0.99
Discontinued Operations	(0.01)	(2.10)	—	(7.61)
	$(0.59)	$(1.67)	$(0.63)	$(6.62)
Diluted
Continuing Operations	$(0.58)	$0.42	$(0.63)	$0.99
Discontinued Operations	(0.01)	(2.08)	—	(7.55)
	$(0.59)	$(1.66)	$(0.63)	$(6.56)

Weighted Average Common Shares Outstanding (000s)
Basic	14,652	14,591	14,651	14,707
Diluted	14,652	14,707	14,651	14,839

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net Sales:
Fine Paper	$61.3	$84.5	$126.1	$181.5
Technical Products	73.9	110.0	143.2	218.6
Consolidated	$135.2	$194.5	$269.3	$400.1

Operating Income (Loss):
Fine Paper	$(10.0)	$11.7	$(1.4)	$21.7
Technical Products	3.3	6.0	2.7	14.1
Corporate and other	(3.8)	(3.5)	(6.9)	(3.7)
Consolidated	$(10.5)	$14.2	$(5.6)	$32.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2009	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$5.4	$6.1	$3.3
Accounts receivable - net	68.3	60.9	63.2
Inventories	73.0	79.5	88.6
Deferred income taxes	54.9	53.2	53.3
Prepaid and other current assets	23.4	18.5	33.5
Total current assets	225.0	218.2	241.9
Property, plant and equipment - net	291.1	299.9	316.2
Deferred income taxes	49.3	41.3	42.0
Goodwill and other intangibles - net	71.9	68.4	72.5
Other non-current assets	11.3	11.6	12.0
Total assets	$648.6	$639.4	$684.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$17.6	$18.0	$24.1
Accounts payable	34.5	34.2	40.6
Accrued expenses	39.1	34.0	32.3
Total current liabilities	91.2	86.2	97.0
Long-term debt	320.7	322.6	340.5
Deferred income taxes	23.8	23.2	25.4
Non-current employee benefits	107.7	104.9	107.8
Other noncurrent obligations	3.4	3.3	3.5
Total liabilities	546.8	540.2	574.2
Stockholders’ equity	101.8	99.2	110.4
Total liabilities and stockholders’ equity	$648.6	$639.4	$684.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating Activities
Net loss	$(8.7)	$(24.4)	$(9.3)	$(97.3)
Depreciation and amortization	8.4	9.2	16.8	20.8
Stock-based compensation	0.8	0.7	1.8	2.0
Deferred income tax benefit	(7.6)	(26.9)	(8.0)	(56.8)
Pre-tax losses on disposal of assets	6.3	41.8	6.6	171.7
Decrease (increase) in working capital	2.2	9.5	23.5	(28.0)
Net cash used for (provided by) postretirement benefit related activities	4.8	1.3	4.5	(10.8)
Other	(0.4)	(0.1)	(0.7)	(0.9)
Cash provided by operating activities	5.8	11.1	35.2	0.7

Investing Activities
Capital expenditures	(1.4)	(10.7)	(4.2)	(17.8)
Other	(0.1)	(0.2)	(0.3)	0.8
Cash used in investing activities	(1.5)	(10.9)	(4.5)	(17.0)

Financing Activities
Short and long-term borrowings	11.6	17.9	12.2	44.6
Repayment of debt	(15.2)	(1.7)	(37.9)	(16.3)
Share purchases	—	0.2	—	(9.4)
Cash dividends paid	(1.4)	(1.5)	(2.9)	(3.0)
Other	—	(0.2)	—	(0.2)
Cash provided by (used in) financing activities	(5.0)	14.7	(28.6)	15.7

Increase (decrease) in cash and cash equivalents	$(0.7)	$14.9	$2.1	$(0.6)